SECOND AMENDMENT TO THE
BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

THIS RESTATED SECOND AMENDMENT is made on this 15th of July 2009, by BMC Software, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”).

WITNESSETH:

WHEREAS, the Company maintains the BMC Software, Inc. 2007 Incentive Plan (the “Plan”), effective as of June 15, 2007; and

WHEREAS, the Company desires to amend the Plan to increase the number of shares available for issuance under the Plan.

NOW, THEREFORE, effective as of July 15, 2009, the Plan is hereby amended by substituting “Twenty-Six Million, Two Hundred and Fifty Thousand (26,250,000)” in lieu of “Eighteen Million, Two Hundred and Fifty Thousand (18,250,000)” in Section 2.2.

Notwithstanding the foregoing, the adoption of this Second Amendment is subject to the approval of the stockholders of the Company. In the event that the stockholders of the Company fail to approve such adoption within twelve months of the date of the adoption of the Second Amendment by the Board of Directors of the Company, the adoption of this Second Amendment shall be null and void.

This Restated Second Amendment supersedes the Second Amendment dated as of April 29, 2009, which has not become effective and is of no effect.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Restated Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Restated Second Amendment to be executed on the date first written above.

BMC SOFTWARE, INC.

By:/s/ MICHAEL A. VESCUSO
Title: Senior Vice President, Administration